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                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                 DURAMED PHARMACEUTICALS, INC. AND SUBSIDIARIES


                                                                                   Three months ended March 31,
                                                                               1996                         1995
                                                                        --------------------------------------------
Primary:
Weighted average common shares
     outstanding                                                             8,565,621                    7,984,078
Assumed conversion of preferred shares
     to common shares                                                          *                            746,590
Net effect of dilutive stock options and
     warrants - based on the treasury stock
     method using the average market price                                     *                          1,980,378
                                                                        ---------------               --------------

Totals                                                                       8,565,621                   10,711,046
                                                                        ===============               ==============

Net (loss) income                                                           (2,436,013)                $  1,008,347
                                                                        ===============               ==============

Per share amount                                                         $        (.28)                $        .09
                                                                        ===============               ==============

Fully diluted:
Weighted average common shares
     outstanding                                                             8,565,621                    7,984,078
Assumed conversion of preferred shares
     to common shares                                                          *                            746,590
Net effect of dilutive stock options - based
     on the treasury stock method using the
     year-end market price, if higher than
     average market price                                                      *                          1,983,282
                                                                        ---------------               --------------

Totals                                                                       8,565,621                   10,713,950
                                                                        ===============               ==============

Net(loss)income                                                          $  (2,436,013)                $  1,008,347
                                                                        ===============               ==============

Per share amount                                                         $        (.28)                $        .09
                                                                        ===============               ==============

*Conversion of stock options and preferred shares not assumed in the computations because their effect is antidilutive.

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